Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2020 Earnings

o	On a GAAP basis, total sales declined 51%, net loss was $334 million, and EPS was ($5.09).
o

On a Non-GAAP basis, Adjusted EPS was ($4.76), which includes a $272 million charge, or $2.77 per share, against aged inventory. This reserve covers the full cost of markdowns that are expected to be taken on this aged inventory in the second quarter.

o	All stores were closed by March 22, 2020, but began to re-open on May 11, 2020; since re-opening, sales in re-opened stores have exceeded prior year levels.
o	Expect to have 402 stores re-opened by May 29, 2020, and most of the balance of the chain re-opened by mid-June 2020.

BURLINGTON, New Jersey; May 28, 2020 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the first quarter ended May 2, 2020.

Michael O’Sullivan, CEO, stated, “Despite the impact of the COVID-19 pandemic and the fact that our stores have been closed since March 22nd, we ended the first quarter in a strong financial and cash position. We began to re-open our stores earlier this month, and expect to have over 400 stores open by this weekend; we have been pleased with the traffic levels and sales that we have seen so far. There is clearly pent-up demand, and our customers are responding positively to our clearance strategy. That said, we do not know how long this will continue, as sales could slow down as we sell through our clearance merchandise. But as an off-price retailer, we are excited by the chance to turn our inventory and to pursue great opportunistic buys in what we expect will be a very strong off-price buying environment. There is considerable uncertainty ahead, but we are current on our accounts payable, we have lean inventories, and we have ample liquidity. Therefore, we believe that we are well positioned to chase the sales trend or to pull back based on whatever situation we face in the coming months.”

Mr. O’Sullivan continued, “The most important priority as we have re-opened our stores has been to ensure very high standards for safety and social distancing. We have implemented a detailed set of safety measures, and our associates and customers have responded very well to these actions. This will remain the over-riding priority for us.”

Fiscal 2020 First Quarter Operating Results (for the 13 week period ended May 2, 2020 compared with the 13 week period ended May 4, 2019)

•

Total sales decreased 51% to $798 million. All of the Company’s stores were closed by the end of business on March 22, 2020, and remained closed through the end of the first quarter, due to the COVID-19 pandemic. Currently, 332 of the Company’s stores have re-opened and 402 stores are expected to be open as of May 29, 2020, with most of the balance of our stores expected to open by mid-June.

•

Gross margin rate was 2.0% vs. last year’s rate of 41.0%. This rate decrease was driven primarily by a $272 million inventory charge against aged inventory due to extended store closures. This charge is expected to cover the full cost of markdowns needed to clear this inventory, which we anticipate taking in the second quarter. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $76 million in the first quarter vs. $79 million in last year’s first quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•

SG&A decreased $32 million to $485 million for the first quarter of Fiscal 2020. Adjusted SG&A, as defined below, was $390 million vs. $428 million last year. Note that Adjusted SG&A excludes $3 million in management transition costs incurred during the first quarter of Fiscal 2020.

•	The effective tax rate was 38.1% vs. 17.2% in last year’s first quarter. The Adjusted Effective Tax Rate was 39.0% vs. last year’s first quarter Adjusted Effective Tax Rate of 18.0%.
•

Net income was a loss of $334 million, or ($5.09) per share vs. net income of $78 million, or $1.15 per share for the first quarter last year, and Adjusted Net Income represented a loss of $312 million, or ($4.76) per share vs. $85 million, or $1.26 per share last year. Adjusted Net Income and EPS exclude the previously anticipated $0.04 charge per share for management transition costs. This decrease in Adjusted Net Income was driven primarily by the $272 million inventory charge due to aged inventory, as well as the significant decline in sales, both of which were driven by extended store closures related to the COVID-19 pandemic.

•

Fully diluted shares outstanding amounted to 65.6 million at the end of the quarter compared with 67.7 million at the end of last year’s first quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below, as well as the Company’s stock-based compensation grants being anti-dilutive while in a net loss position. From the end of the first quarter of Fiscal 2019 through the suspension of our share repurchase program announced on March 19, 2020, the Company repurchased approximately 1.1 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA decreased $613 million from last year’s first quarter to ($445) million. Adjusted EBIT decreased $617 million below the prior year period to ($499) million. The decrease in Adjusted EBIT was driven by the same factors described above that drove the decline in Adjusted Net Income.

Adjusted EBITDA and Adjusted EBIT exclude the impact of $3 million in management transition costs incurred during the first quarter of Fiscal 2020.

Inventory

•

Merchandise inventories were $626 million vs. $896 million last year, a 30% decrease. The decrease was made possible by aggressive actions to reduce inventory receipts during this period of extended store closures and was driven by the $272 million inventory charge that we took at the end of the quarter to cover expected markdowns in the second quarter. We anticipate the need to take these markdowns because our inventory is aged and because we expect a very promotional environment for the first few months as retailers re-open their stores. Pack and hold inventory was 22% of total inventory at the end of the first quarter of Fiscal 2020 compared to 28% at the end of the first quarter of Fiscal 2019.

Recent Financing

•

On April 16, 2020, the Company closed on $1.1 billion of debt offerings, which included $300 million of high yield senior secured notes and $805 million of convertible senior unsecured notes, each maturing in April 2025.

Liquidity

•	The Company ended the first quarter with $1,639 million in liquidity, including $1,488 million in unrestricted cash and $151 million in availability on its ABL facility.

Share Repurchase Activity

•

Prior to the suspension of its share repurchase program announced on March 19, 2020, the Company had repurchased 243,573 shares of its common stock for $50 million during the first quarter. As of the end of the first quarter, the Company’s share repurchase program, which remains suspended, had $348 million in remaining authorization.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand, the Company is not prepared to give sales and earnings guidance for Fiscal 2020 (the 52-weeks ending January 30, 2021) at this time.

The following Fiscal 2020 guidance items have been re-issued and reflect actions taken during the first quarter of 2020:

•	Capital expenditures, net of landlord allowances, are now expected to be approximately $260 million; this compares to a previous outlook of $400 million;
•

The Company now expects to open 64 new stores, while relocating or closing 26 stores, for a total of 38 net new stores in Fiscal 2020. This compares to a previous plan of 80 new stores and 54 net new stores. A total of 16 new stores have been shifted from Fall 2020 to Spring 2021;

•	Depreciation & amortization, exclusive of favorable lease costs, is now expected to be approximately $230 million vs. previous outlook of $235 million; and

•	Interest expense, net of non-cash interest of $24 million on convertible notes, is expected to be $80 million vs. previous guidance of $45 million.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

First Quarter 2020 Conference Call

The Company will hold a conference call on May 28, 2020 at 8:30 a.m. Eastern Time to discuss the Company’s first quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on May 28, 2020 through June 4, 2020. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 6185209. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 736 stores (which include temporarily closed stores) as of the end of the first quarter of Fiscal 2020, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our planned store re-openings and our liquidity position, as well as statements made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended
	May 2,	May 4,
	2020	2019
REVENUES:
Net sales	$797,996	$1,628,547
Other revenue	3,527	5,647
Total revenue	801,523	1,634,194
COSTS AND EXPENSES:
Cost of sales	782,184	961,318
Selling, general and administrative expenses	485,088	517,378
Costs related to debt amendments	4,352	(382)
Depreciation and amortization	54,291	50,641
Impairment charges - long-lived assets	1,924	—
Other income - net	(2,124)	(2,092)
Loss on extinguishment of debt	202	—
Interest expense	14,693	13,371
Total costs and expenses	1,340,610	1,540,234
(Loss) income before income tax (benefit) expense	(539,087)	93,960
Income tax (benefit) expense	(205,359)	16,195
Net (loss) income	$(333,728)	$77,765

Diluted net (loss) income per common share	$(5.09)	$1.15

Weighted average common shares - diluted	65,572	67,730

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	May 2,	February 1,	May 4,
	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,488,470	$403,074	$105,031
Restricted cash and cash equivalents	6,582	6,582	21,882
Accounts receivable—net	12,375	91,508	99,461
Merchandise inventories	625,908	777,248	895,813
Assets held for disposal	2,261	2,261	—
Prepaid and other current assets	94,284	136,698	129,614
Total current assets	2,229,880	1,417,371	1,251,801
Property and equipment—net	1,407,082	1,403,173	1,288,180
Operating lease assets	2,436,761	2,397,111	2,144,757
Goodwill and intangible assets—net	285,747	285,795	286,005
Deferred tax assets	4,661	4,678	4,191
Other assets	276,546	85,731	90,305
Total assets	$6,640,677	$5,593,859	$5,065,239

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$701,922	$759,107	$707,672
Current operating lease liabilities	269,016	302,185	273,348
Other current liabilities	380,789	397,032	359,818
Current maturities of long term debt	3,679	3,577	3,052
Total current liabilities	1,355,406	1,461,901	1,343,890
Long term debt	2,304,094	1,001,723	1,133,385
Long term operating lease liabilities	2,370,861	2,322,000	2,045,743
Other liabilities	112,092	97,798	83,393
Deferred tax liabilities	219,123	182,288	180,280
Stockholders' equity	279,101	528,149	278,548
Total liabilities and stockholders' equity	$6,640,677	$5,593,859	$5,065,239

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 2,	May 4,
	2020	2019
OPERATING ACTIVITIES
Net (loss) income	$(333,728)	$77,765
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	54,291	50,641
Deferred income taxes	(4,146)	2,993
Non-cash loss on extinguishment of debt	202	—
Non-cash stock compensation expense	17,352	9,427
Non-cash lease expense	1,174	4,057
Cash received from landlord allowances	5,807	12,213
Changes in assets and liabilities:
Accounts receivable	89,367	(20,170)
Merchandise inventories	151,340	57,864
Accounts payable	(70,377)	(140,767)
Other current assets and liabilities	1,862	(3,513)
Long term assets and liabilities	(192,735)	3,080
Other operating activities	7,856	601
Net cash (used in) provided by operating activities	(271,735)	54,191
INVESTING ACTIVITIES
Cash paid for property and equipment	(62,463)	(83,781)
Other investing activities	(146)	(72)
Net cash (used in) investing activities	(62,609)	(83,853)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	400,000	588,300
Principal payments on long term debt—ABL Line of Credit	—	(438,300)
Proceeds from long term debt—Convertible Note	805,000	—
Proceeds from long term debt—Secured Note	300,000	—
Purchase of treasury shares	(57,542)	(130,319)
Other financing activities	(27,718)	2,738
Net cash provided by financing activities	1,419,740	22,419
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	1,085,396	(7,243)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,495,052	$126,913

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net (Loss) Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net (Loss) Income is defined as net (loss) income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on the Convertible Notes; and (vii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net (Loss) Income.

Adjusted EPS is defined as Adjusted Net (Loss) Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net (loss) income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net (loss) income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (f) in the table below).

The Company presents Adjusted Net (Loss) Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	May 2,	May 4,
	2020	2019
Reconciliation of net (loss) income to Adjusted Net (Loss) Income:
Net (loss) income	$(333,728)	$77,765
Net favorable lease costs (a)	6,443	10,701
Non-cash interest expense on convertible notes (b)	1,366	—
Costs related to debt amendments (c)	4,352	(382)
Loss on extinguishment of debt (d)	202	—
Impairment charges	1,924	—
Litigation accruals (e)	10,400	—
Tax effect (f)	(6,006)	(2,597)
Adjusted Net (Loss) Income	(315,047)	85,487
Management transition costs, net of tax effect (h)	2,599	—
Adjusted Net (Loss) Income, exclusive of management transition costs	$(312,448)	$85,487
Fully diluted weighted average shares outstanding (g)	65,572	67,730
Adjusted Earnings per Share, exclusive of management transition costs	$(4.76)	$1.26

The following table shows the Company’s reconciliation of net (loss) income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 2,	May 4,
	2020	2019
Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(333,728)	$77,765
Interest expense	14,693	13,371
Interest income	(716)	(205)
Loss on extinguishment of debt (d)	202	—
Costs related to debt amendments (c)	4,352	(382)
Litigation accruals (e)	10,400	—
Depreciation and amortization (i)	60,685	61,180
Impairment charges	1,924	—
Income tax (benefit) expense	(205,359)	16,195
Adjusted EBITDA	(447,547)	167,924
Management transition costs (h)	2,599	—
Adjusted EBITDA, exclusive of management transition costs	$(444,948)	$167,924

The following table shows the Company’s reconciliation of net (loss) income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 2,	May 4,
	2020	2019
Reconciliation of net (loss) income to Adjusted EBIT:
Net (loss) income	$(333,728)	$77,765
Interest expense	14,693	13,371
Interest income	(716)	(205)
Loss on extinguishment of debt (d)	202	—
Costs related to debt amendments (c)	4,352	(382)
Net favorable lease costs (a)	6,443	10,701
Impairment charges	1,924	—
Litigation accruals (e)	10,400	—
Income tax (benefit) expense	(205,359)	16,195
Adjusted EBIT	(501,789)	117,445
Management transition costs (h)	2,599	—
Adjusted EBIT, exclusive of management transition costs	$(499,190)	$117,445

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 2,	May 4,
Reconciliation of SG&A to Adjusted SG&A:	2020	2019
SG&A	$485,088	$517,378
Favorable lease costs (a)	(6,394)	(10,539)
Product sourcing costs	(75,661)	(78,558)
Litigation accruals (e)	(10,400)	—
Adjusted SG&A	392,633	428,281
Management transition costs (h)	(2,599)	—
Adjusted SG&A, exclusive of management transition costs	$390,034	$428,281

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	May 2,	May 4,
	2020	2019
Effective tax rate on a GAAP basis	38.1%	17.2%
Adjustments to arrive at Adjusted Effective Tax Rate	0.9	0.8
Adjusted Effective Tax Rate	39.0%	18.0%

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statement of (Loss) Income.

(b)	Represents accretion of original issue discount on the Convertible Notes.
(c)	Represents certain costs incurred as a result of the issuance of the Secured Notes and the Convertible Notes, as well as the execution of refinancing opportunities.
(d)	Amounts relate to the refinancing of the Term Loan Facility.
(e)	Represents amounts charged for certain litigation matters.
(f)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (e).
(g)	Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(h)	Represents costs incurred as a result of hiring a new Chief Executive Officer, primarily related to sign-on and duplicative compensation costs.
(i)

Includes $6.4 million and $10.5 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of (Loss) Income for the three months ended May 2, 2020 and the three months ended May 4, 2019, respectively.